UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

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ASSOCIATED ESTATES REALTY CORPORATION
(Name of Registrant as Specified In Its Charter)

OHIO	Commission File Number 1-12486	34-1747603
(State or other jurisdiction of		(I.R.S. Employer
incorporation or organization)		Identification Number)

1 AEC Parkway, Richmond Hts., Ohio 44143-1467
(Address of principal executive offices)

(216) 261-5000
(Registrant's telephone number, including area code)

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TO:	AEC Shareholders
FROM:	Associated Estates Realty Corporation
DATE:	April 28, 2008
SUBJECT:	2008 Equity-Based Award Plan (the “Plan”)

As you are aware, the Board of Directors of the Company is submitting the 2008 Equity-Based Award Plan (the “Plan”) to the Company’s shareholders for approval at the annual meeting May 7, 2008.  The Company has reviewed the Riskmetrics Group’s (formerly ISS) report and is aware of a specific provision of the Plan that is of concern to Riskmetrics Group and certain shareholders.

The Plan contains the following provision:

(d) Buyout Provisions.  The Committee may at any time buy out for a payment in cash, Shares, Deferred Shares or Restricted Shares an Option previously granted, based on such terms and conditions as the Committee shall establish and agree upon with the participant, but no such transaction involving a Section 16 Participant shall be structured or effected in a manner that would result in any liability on the part of the participant under Section 16(b) of the Exchange Act or the rules and regulations promulgated thereunder.  Further, any such buy out shall comply with the requirements of Code Section 409A and the regulations promulgated thereunder, unless otherwise agreed upon in writing by the Committee and the participant.

This provision is designed to maintain flexibility in providing the economic benefit of an option award to a participant by means other than the exercise of the option.  The ability to buyout an option might be desirable, for example, in negotiating the treatment of outstanding options in a change of control transaction.  It is not intended to provide a mechanism for the committee to buyout an option for value other than that established at the time of grant.

Although the Plan has a specific prohibition on repricing and we do not interpret the buyout provision in the context of the entire Plan as allowing the committee to effectively reprice options in a buyout transaction, we would like to address the concerns of shareholders that the buyout provision could be used to reprice options.  To clarify this position, the Chairman of the Board and Chairman of the Nominating and Corporate Governance Committee have provided the following language, which we believe clarifies the intent of this provision, and propose that the provision be restated as follows (new language underlined):

(d) Buyout Provisions.  The Committee may at any time buy out for a payment in cash, Shares, Deferred Shares or Restricted Shares, an Option previously granted, based on such terms and conditions as the Committee shall establish and agree upon with the participant, but (i) no such transaction involving a Section 16 Participant shall be structured or effected in a manner that would result in any liability on the part of the participant under Section 16(b) of the Exchange Act or the rules and regulations promulgated thereunder, and (ii) no such transaction may buy out or cancel outstanding Options or Share Appreciation Rights in exchange for cash, Options, Share Appreciation Rights or other Awards with an exercise price that is less than the exercise price of the original Options or Share Appreciation Rights without shareholder approval. Further, any such buy out shall comply with the requirements of Code Section 409A and the regulations promulgated thereunder, unless otherwise agreed upon in writing by the Committee and the participant.

The Chairman of the Board and Chairman of the Nominating and Corporate Governance Committee will recommend that the Board adopt this amendment to the Plan at its next scheduled meeting on May 7, 2008, which immediately follows the annual meeting of shareholders.

If you have any questions regarding the Plan or provisions of the Plan, please contact Mike Lawson, VP of Corporate Communications and Investor Relations at 216-797-8798 or Kara Florack, VP of Human Resources at 216-797-8705.  Thank you for your consideration.